Exhibit 99.1

CONTACT:

Press Inquiries	Investor Inquiries
Scott Larson	Investor Relations
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3460
scott.larson@sycamorenet.com	investor.info@sycamorenet.com

SYCAMORE GRANTED STAY TO REMAIN LISTED ON NASDAQ

CHELMSFORD, Mass., April 17, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent networking solutions for fixed line and mobile network operators worldwide, today announced that NASDAQ will continue the listing of the Company’s common stock pending a review by the NASDAQ Listing Hearing and Review Council (the “Listing Council”) of the decision by the NASDAQ Listing Qualifications Panel (the “Panel”) dated March 12, 2007. During the stay, it is expected the Company’s shares will remain listed on the NASDAQ Global Select Market.

On April 16, 2007, the Company received notice that the Listing Council called for review the Panel’s March 12, 2007 decision relating to the potential delisting of the Company’s common stock due to the delay in the filing of the Company’s Form 10-K for the year ended July 31, 2006 and its Form 10-Q for the period ended October 28, 2006 with the Securities and Exchange Commission (“SEC”). Such filings were delayed due to an ongoing investigation under the direction of the Audit Committee of the Company’s Board of Directors into the granting of stock options and related accounting matters. In its call for review, the Listing Council determined to stay any suspension or delisting action by the Panel pending further action by the Listing Council. In that regard, the Listing Council has requested that the Company make a submission for its consideration by June 1, 2007.

The Company is working diligently toward the completion of its restated financial statements and the filing of its periodic reports with the SEC to regain compliance with NASDAQ’s listing requirements. While the Company’s common stock will remain listed on NASDAQ pending the conclusion of the Listing Council’s review, there can be no assurance that the Listing Council will determine that the Company should remain listed on NASDAQ following the completion of its review.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s Office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and directors, the Company’s inability to file timely periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission and the possible delisting of the Company’s common stock by NASDAQ. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recent Form 10-Q and Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.